Robert M. Kern, Esq.
                               23676 Blythe Street
                          West Hills, California 91304
                             (818) 592-0860 (Phone)
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                                                            January 8, 2002



Gregory Dundas, Esq.
Division of Corporate Finance
United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

         Re: Gump & Company, Inc. ("Gump") Registration Statement on Form SB-2 File No. 333-65150


Dear Mr. Dundas:

     Gump & Company, Inc. hereby withdraws its filing of the Registration Statement on Form SB-2, as amended, file no. 333-65150, initially filed with the Commission on July 13, 2001. Please call the undersigned if you have any questions or need additional information.

                                                              Very truly yours,


                                                              /s/ Robert M. Kern
                                                              ------------------
                                                              Robert M. Kern


RMK:mdp
Enclosures
cc:  Mr. Mark A. DiSalvo